ALBANY INTERNATIONAL CORP.

EXECUTIVE DEFERRED COMPENSATION PLAN*

PLAN AND ELECTION AGREEMENT

* Amended and Restated as of June 15, 2001.

Reflects Amendments dated 2/11/97, 2/10/98, 5/25/01, 6/15/01 and 8/8/01.

TABLE OF CONTENTS

I.	PURPOSE

II.	DEFINITIONS AND CERTAIN PROVISIONS

III.	PARTICIPATION AND COMPENSATION REDUCTION

IV.	BENEFITS

V.	CLAIMS FOR BENEFITS PROCEDURE

VI.	ADMINISTRATION

VII.	AMENDMENT AND TERMINATION

VIII.	MISCELLANEOUS

ALBANY INTERNATIONAL CORP.

EXECUTIVE DEFERRED COMPENSATION PLAN

I.              PURPOSE

The Albany International Corp. Executive Deferred Compensation Plan (the “Plan”) provides designated executives of Albany International Corp. (the “Company”) with a tax-favored investment opportunity.  By providing a means whereby compensation may be deferred into the future, the Plan will aid in attracting and retaining executives of exceptional ability.

Compensation reductions and transfers of account balances from such other deferred compensation plans maintained by the Company as the Committee may designate (such account balances referred to herein as “Prior Deferrals” and such plans referred to herein as “Prior Deferred Compensation Plans”) made pursuant to the Plan will be credited with interest for the benefit of each Participant.  The value of a Participant’s deferrals, and interest earned on those deferrals, will vary by such factors as the amount and duration of the compensation reductions, the amount of transfers of Prior Deferrals, the Participant’s age at the time of reduction or transfer, and the date benefits commence.  The intent of the Plan is to credit Participants’ compensation reductions and transfers to Prior Deferrals with a specified rate of interest rather than to provide defined benefits.  However, to provide additional financial security, and to protect the purpose of the Plan, miscellaneous death and disability benefits are provided to qualifying Participants.

To the extent that compensation reductions made by an executive pursuant to the Plan may reduce retirement benefits provided in the Albany International Corp. Pension Plan For Salaried Employees (the “Pension Plan” ), the amount by which benefits are reduced, if any, will be restored to Participants as provided in the Plan.

II.            DEFINITIONS AND CERTAIN PROVISIONS

2.1        “Agreement” means the Albany International Corp. Executive Deferred Compensation Election Agreement executed by a Participant and the Company, whereby a Participant agrees to defer a portion of his/her compensation or transfer Prior Deferrals pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

2.2      “Participant” means an executive of the Company who is designated to be eligible pursuant to Section 3.1 hereof and who enters into an Agreement.

2.3      Normal Benefit Date” means the date of Termination of Service of the Participant on or after the earlier of (i) his/her Normal Retirement Date or the date on which he/she would be eligible for Early Retirement, as defined in the Pension Plan, or (ii) his/her retirement date as determined by the Committee.

2.4      “Compensation” for any Deferral Year means (i) twelve times the Participant’s base salary (before reductions are made pursuant to the 401(k) Plan) earned during August, 1985, (or, in the case of a Participant with an Eligibility Date (as defined in Section 3.6) after 1985, during the month including his/her Eligibility Date), plus (ii) the Participant’s standard bonus with respect to 1985 (or, in the case of a Participant with an Eligibility Date after 1985, the standard bonus for the Participant with respect to the Deferral Year including his/her Eligibility Date).

2.5      “Adjusted Compensation” means for purposes of the Alternate Disability Benefit, a Participant’s base salary in effect on the date the Disability was incurred, adjusted as of January 1 of each year thereafter by the ratio of (a) the composite Consumer Price Index, as published by the Bureau of Labor Statistics (or, if such monthly index is no longer published, a substantially similar one selected by the Committee), for January of such year to (b) such index for the month in which the Disability was incurred.

2.6      “Deferral Year” means any calendar year, 1886 through 1989.  For purposes of 1985, the Deferral Year means the Plan Effective Date through December 31, 1985.

2.7      “Termination of Service” means the Participant’s ceasing his/her service with the Company, and its successors and assigns, for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or Disability.

2.8      “Disability” means a condition, as determined by the Company, that totally and continuously prevents the Participant, for at least six consecutive months, from engaging in an “occupation” for compensation or profit.  During the first twenty-four (24) months of Disability, “occupation” means the Participant’s occupation at the time the disability was incurred.  After that period, “occupation” means any occupation for which the Participant is or becomes reasonably fitted by education, training or experience.  Notwithstanding the foregoing, a Disability shall not exist for purposes of the Plan if the Participant fails to qualify for disability benefits under the Social Security Act, unless the Company determines, in its sole discretion, that a Disability exists.

2.9      “Beneficiary” means the person or persons so designated by a Participant pursuant to Section 4.12 hereof or, in the absence of such a designation, the person or persons entitled to benefits pursuant to Section 4.12 upon the death of the Participant.

2.10      “Board of Directors” means the Board of Directors of Albany International Corp.

2.11      “Plan” means this Albany International Corp. Executive Deferred Compensation Plan, as amended from time to time.

2.12     “401(k) Plan” means the Albany International Corp. Investment Plan for Salaried Employees, as amended from time to time, intended to be qualified under Section 401(k) of the Internal Revenue Code, as amended, and any successor plan thereto.

2.13      “Account” means the account maintained on the books of the Company for each Participant pursuant to Article III hereof.  A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.14      “Valuation Date” means the last day of each calendar month.

2.15    “Retirement Interest Yield” with respect to any calendar month means a rate of interest equal to one-twelfth (1/12) of the average of the sum of the monthly composite yields on Moody’s Seasoned Corporate Bond Yield Index for the immediately preceding calendar year, plus three (3) percentage points, as determined from Moody’s Bond Record monthly yields published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Committee.

2.16     “Committee” means the Plan Committee appointed to administer the Plan pursuant to Article VI.

2.17      “Plan Effective Date” means September 1, 1985.

2.18      “Deposits” means the amount of the Participant’s deferral of base salary and/or bonus and the Participant’s transfers of Prior Deferrals to the Plan.

III.           PARTICIPATION AND COMPENSATION REDUCTION

3.1        Participation.  Participation in the Plan shall be limited to executives of the Company, designated to be eligible by the Board of Directors, who elect to participate in the Plan by filing an Agreement with the Company.  The election to participate shall be effective upon receipt by the Committee of an Agreement that is properly completed and executed in conformity with the Plan.

3.2        Deposits and Length of Participation.  A Participant who elects to participate in the Plan must agree to make Deposits for one or more Deferral Years for a term not to extend beyond December 31, 1989.  For calendar year 1985, a Participant may elect to make Deposits in an amount equal to:

(i)            5, 10, 15 or 20 percent of his/her base salary remaining due between his/her Eligibility Date and December 31, 1985, or

(ii)           5, 10, 15 or 20 percent of Compensation but not to exceed, however, the amount of his/her base salary remaining due between his/her Eligibility Date and December 31, 1985.  For calendar years 1986 through 1989, a Participant may elect to make Deposits in consecutive years commencing with 1986 (or the year of his/her Eligibility Date, if later) in an amount in each of the elected Deferral Years equal to 5, 10, 15 or 20 percent of his/her Compensation.

3.3        Maximum Deposit Limitation.

(a)           For each Deferral Year, the Committee shall establish a maximum amount of Deposits (the “Maximum Deposit Limitation”) that may be made by Participants in the aggregate.  In the event that the aggregate amount of Deposits that Participants have elected to make for a Deferral Year exceeds the Maximum Deposit Limitation for such Deferral Year, the amount of Deposits that may be made by Participants shall be reduced by reducing the Deposits elected to be made by each Participant who has elected to make Deposits in excess of 10% of his/her Compensation in proportion to the amount the respective excess Deposits of each such Participant bear to the aggregate amount of such excess for all Participants.

(b)           In the event that the aggregate amount of Deposits to be made by Participants for a Deferral Year is less than the Maximum Deposit Limitation, then the amount of each Participant’s Deposit for such Deferral Year shall (subject to the limitation contained in the next sentence) be increased by an amount equal to the amount of Deposits elected to be made by the Participant in his/her Agreement for prior Deferral Years that have not been credited to his/her Account due to the Maximum Deposit Limitation.  In the event that the increased aggregate amount to be deposited pursuant to the preceding sentence shall exceed the Maximum Deposit Limitation, the amount by which each Participant’s Deposit shall have been increased shall be reduced by whatever percentage the aggregate increase must be reduced so that the aggregate amount of Deposits equals the Maximum Deposit Limitation for such Deferral Year.

3.4   Source of Deferrals.

(a)           With respect to Deferral Year 1985, a Participant’s Deposits to be derived from compensation reductions shall be made by reducing the remaining base salary due him/her in 1985 in equal amounts per pay period.

(b)           With respect to each of Deferral Years 1986 through 1989, a Participant’s Deposits to be derived from compensation reductions shall be made:

(i)            Entirely from the bonus due the Participant in such Deferral Year.  If the actual bonus for such Deferral Year is less than the amount to be deposited for such Deferral Year from such bonus, the balance of such Deposit shall be made by reducing the base salary due the Participant in equal amounts for each pay period remaining in such Deferral Year; or

(ii)           By reducing base salary in equal installments for each pay period in such Deferral Year; or

(iii)          By reducing base salary in equal installments from base salary for each pay period in such Deferral Year, up to an aggregate amount of one-half (1/2) of the Deposits to be made for such Deferral Year, with the remainder of the Deposits for such Deferral Year to be made by reducing the bonus due the Participant in such Deferral Year.  In the event that the bonus for such Deferral Year is less than that portion of the Deposit to be made from the bonus for such Deferral Year, the balance of such deposit shall be made by reducing the base salary due the Participant in equal amounts for each pay period remaining in such Deferral Year.

(c)           A Participant who has not made Deposits from compensation reductions may elect to make Deposits by transferring Prior Deferrals to the Plan.  In the event of such an election, the Participant may not make any Deposits derived from compensation reductions until his/her account balances under the Prior Deferred Compensation Plans are exhausted.  The remainder of the Deposits in respect of a Deferral Year (i.e., the Deposits elected for the Deferral Year in excess of the amount of Prior Deferrals transferred to the Plan for such Deferral Year) shall be made by reducing base salary or bonus in respect of such Deferral Year, as the case may be, in accordance with Section 3.4(a) and (b), as applicable.  All transfers of Prior Deferrals shall be made on the later of the Participant’s Eligibility Date or the first day of the Deferral Year with respect to which the Deposit is to be made.

3.5           Timing of Deposit Credits.  The amount of a Participant’s Deposits derived from compensation reductions shall cause an equivalent reduction in his/her base salary and/or bonus, as the case may be, and shall be credited to the Participant’s Account throughout each Deferral Year as the Participant is paid, or would have been paid but for the Deposit, the portion of base salary and/or bonus deferred for such Deferral Year.  The amount a Participant elects to transfer from Prior Deferrals in the Agreement shall cause an equivalent reduction in the balance of his/her account under the Prior Deferred Compensation Plan form which the transfer was made, and shall be credited to the Participant’s Account on the date as of which such transfer is made.

3.6           Eligibility Date.  A Participant’s “Eligibility Date” shall be: (a) the Plan Effective Date in respect of executives who are notified of their eligibility to participate prior to such date provided, however, that the executive files his/her Agreement with the Committee on or prior to the Plan Effective Date or (b) with respect to executives who become eligible to participate in the Plan after the Plan Effective Date, the date specified in a notice to the executive from the Committee, provided, however, that the executive files his/her Agreement with the Committee on or prior to such specified date.

3.7           Reduction of Deposits.  A Participant’s election to make Deposits is irrevocable, except that the Participant may file a written request with the Committee at least seventy-five (75) days prior to the first day of a Deferral Year for permission to reduce the amount of Deposits to be made on his/her behalf for such Deferral Year and all future Deferral Years.  Such request shall state the reason underlying such request.  The Committee shall grant or deny such request and shall inform the Participant of its decision within sixty (60) days after the date the request is filed with the Committee.

3.8           Company Matching Credit.  The Participant in his/her Agreement shall designate the Plan or the 401(k) Plan as the primary plan to which a Company matching contribution is to be credited or made.

(a)           If the Participant designates the Plan as the primary plan, then the Company shall credit a Participant’s Account with the amount (the “Matching Credit”) of “Pre-Tax AI Contributions” (as defined in the 401(k) Plan) that would have been made by the Company on behalf of the Participant to the 401(k) Plan had the Participant made additional “Participant Contributions” to the 401(k) Plan in a Deferral Year in an amount equal to his/her deferrals, as distinct from transfers, made in such Deferral Year.  If a Participant elects to have such amount credited to his/her Account, the Company shall deduct such amount from the Participant Contribution that would otherwise have been made by the Company to the 401(k) Plan on behalf of such Participant with respect to such Deferral Year.

(b)           If the Participant designates the 401(k) Plan as primary, the Company shall credit a Participant’s Account with a Matching Credit equal to the excess, if any of (i) the “Pre-Tax AI Contributions” that the Company would have made to the Plan if the Participant made additional “Pre-Tax Contributions” to the 401(k) Plan in a Deferral Year in an amount equal to his/her deferrals made in such Deferral Year over (ii) the “Pre-Tax Contributions” that the Company actually made to the 401(k) Plan on behalf of the Participant in such Deferral Year.

(c)           The Participant’s Account shall be credited with the Matching Credit at the same time that the deferrals associated therewith are credited to the Participant’s Account.

(d)           Any Matching Credit made pursuant to this Section shall be subject to the Company receiving a determination letter from the Internal Revenue Service to the effect that an amendment to the 401(k) Plan providing for such reduction of the Pre-Tax AI Contribution will not adversely affect the status of the 401(k) Plan as a qualified Plan and as a Plan described in Section 401(k) of the Internal Revenue Code.

3.9           Valuation of Account.  The value of each Participant’s Account as of a Valuation Date shall consist of

(i) the balance of such Account as of the immediately preceding Valuation date, plus (ii) the Participant’s Deposits and the Company’s Matching Credits made since the immediately preceding Valuation Date, less (iii) the amount of all distributions, if any, made from such Account since the preceding Valuation Date, plus (iv) interest credited on the balance of such Account on the immediately preceding Valuation Date at the Retirement Interest Yield.  Notwithstanding the preceding sentence, if (a) benefits are payable pursuant to Section 4.3 (Termination Benefit), the Participant’s Account may be revalued from inception with interest credited at a rate equal to the Retirement Interest Yield, applicable from time to time, reduced by three (3) percentage points, if and to the extent provided in Section 4.3, and (b) benefits are payable in installments pursuant to Section 4.8(b) as a result of the death of a Participant before his/her Normal Benefit Date, the Participant’s Account shall be credited with interest on or after the date of the Participant’s death at a rate equal to the Retirement Interest Yield, as applicable from time to time, reduced by three (3) percentage points.

IV.           BENEFITS

4.1           Return of Deposits.  At the time a Participant executes his/her Agreement, he/she may elect that an amount equal to his/her Deposits and the Matching Credit pursuant to Section 3.8 hereof be paid to him/her in a lump sum, at the end of the seventh (7th) calendar year following the calendar year in which the Deposit or Matching Credit was credited to his/her Account.  At least one year prior to the date on which such Deposit and Matching Credit is to be paid pursuant to any such election, the Participant may, with the consent of the Committee, elect to further defer such payment until Termination of Service.

4.2           Retirement Benefit.  Upon a Participant’s Normal Benefit Date, the Participant shall immediately cease to be eligible for any benefit provided under the Plan (other than the Retirement Benefit provided for in this Section and the benefit provided for in Section 8.10 hereof) and the Company shall make payments from the Participant’s Account pursuant to Section 4.8(a).

4.3           Termination Benefit.

(a)                   Within sixty (60) days following a Participant’s Termination of Service before his/her Normal Benefit Date for reasons other than his/her death or Disability, the Company shall pay to the Participant in a lump sum an amount equal to the amount of Deposits and Matching Credits credited to his/her Account, less the amount of such Deposits and Matching Credits previously paid to him/her.

(b)           (i) The Participant shall be entitled to an additional benefit, the amount of which depends upon whether the Participant has engaged in a Competing Activity (as defined in Section 4.3(b)(iii) below) during the one year period following his/her Termination of Service.  If the Participant does engage in a Competing Activity (as defined in Section 4.3(b)(iii) below) during the one year period following his/her Termination of Service, the value of his/her Account shall be determined as though at all times the interest to be credited pursuant to Section 3.9 hereof was and thereafter will be the Retirement Interest Yield reduced by three (3) percentage points.  If the Participant does not engage in a Competing Activity (as defined in Section 4.3(b)(iii) below) during the one year period following his/her Termination of Service, interest shall continue to be credited to his/her Account at the Retirement Interest Yield.  The determination as to whether a Participant has engaged in a Competing Activity shall be made by the Committee.

(ii)           The Committee, in its sole discretion, shall direct the Company to pay the Participant either:

(A)     The Value (using an interest rate equal to the Retirement Interest Yield or the Retirement Interest Yield reduced by three (3) percentage points, as the case may be) of the Participant’s Account in a lump sum determined on the Valuation Date coincident with or next following the first anniversary of the Participant’s Termination of Service; or

(B)     Annual installments, over a period not to exceed ten (10) years, commencing on the Valuation Date coincident with or next following the first anniversary of the Participant’s Termination of Service, with each installment equal to the value of such Account on the date such installment is to be paid multiplied by a fraction whose numerator is one and whose denominator is the number of installments remaining to be paid.

(iii)          A Participant is engaging in a “Competing Activity” if he/she is:

(A)          A director of a corporation, or a member of a partnership, or a trustee of a business trust, or an officer, employee, representative or agent of, or a consultant to, a corporation, partnership, business trust or other entity or organization engaged in a Competing Business (as defined in Subparagraph (C) hereof); or

(B)           A direct or indirect investor in a Competing Business and the investment (whether made by loan, advance, contribution to capital, purchase of stock or otherwise) constitutes more than 10% of (1) the total capital of such business, (2) the equity capital of such business, or (3) the voting power for the election of the Board of Directors or other governing body of such business.

(C)           A business is a “Competing Business” at any time if at such time it is engaging in a business activity which was conducted by the Company, or by a subsidiary of the Company, or a company controlled by the Company or a subsidiary or subsidiaries of the Company, while the Participant was employed by the Company and in or for the conduct of which the Participant was involved or bore responsibility.

(c)           In the event that a Participant dies prior to receiving the benefits due to him/her under this Section, his/her benefits shall be paid to his/her Beneficiary using the same interest rate to determine the value of his/her Account and at the same time and in the same manner that the Account would have been paid had the Participant lived.

(d)           Upon Termination of Service described in this Section, the Participant shall immediately cease to be eligible for any benefit under the Plan (other than the Termination Benefit provided for in this Section and the benefits provided for in Section 8.10 hereof).

4.4           Death Benefit.

(a)           Death Prior to Termination of Service of During Alternate Disability Period.  Upon the Termination of Service of a Participant as a result of his/her death or upon the death of a Participant who is receiving an Alternate Disability Benefit pursuant to Section 4.6 hereof, the Beneficiary of the deceased Participant shall be paid a Death Benefit in an amount equal to the greater of: (i) the value, if any, of the Participant’s Account, determined pursuant to Section 3.9 hereof, as of the Valuation Date coincident with or next following the date of the Participant’s death, or (ii) the Participant’s Total Expected Deferral set forth in Paragraph 4 of the Agreement, or subsequent amendments thereto, and multiplied by a factor based on the Participant’s age at his/her Eligibility Date as indicated below less any amounts paid to him/her pursuant to Section 4.1 hereof:

Age at Eligibility Date	Multiplier
50 and under	5.0
51	4.8
52	4.6
53	4.4
54	4.2
55	4.0
56	3.8
57	3.6
58	3.4
59	3.2
60	3.0
61	2.8
62	2.6
63	2.4
64	2.2
65 and above	2.0

The death benefit shall be paid in accordance with Section 4.8(b) hereof.  The death benefit provided for in this Section 4.4(a) shall be in lieu of all other benefits under the Plan (other than the benefits provided for under Section 8.10 hereof).

(b)           Death During Standard Disability Period. Upon the death of a Participant who is receiving a Disability Benefit under Section 4.5 hereof (the Standard Disability Benefit), the Beneficiary of the deceased Participant shall be paid a Death Benefit in an amount equal to the value, if any, of the Participant’s Account as of the Valuation Date coincident with or next following the date of the Participant’s death.  The Death Benefit shall be paid in accordance with Section 4.8(b) hereof.  The Death Benefit provided for in this Section 4.4(b) shall be in lieu of all other benefits under the Plan (other than the benefits provided for under Section 8.10 hereof).

4.5           Standard Disability Benefit.  In the event of a Disability prior to a Participant’s Termination of Service which first manifests itself after the Participant’s Eligibility  Date and prior to his/her sixty-fifth (65th) birthday, the Company shall pay the Participant a benefit equal to the remaining balance, if any, of the Participant’s Account determined under Section 3.9 hereof.  Such benefit shall be payable as provided in Section 4.8(a)(i) hereof as if he/she had reached his/her Normal Benefit Date at such time.  During the period of Disability the Participant’s Account shall be maintained in accordance with Section 3.9 hereof.  Such benefit shall be paid until the earliest of the following events: (i) there is no longer any balance in the Participant’s Account; (ii) the Participant no longer has a Disability and resumes employment with the Company; (iii) the Participant no longer has a Disability and does not resume employment with the Company (in which case the Participant shall be entitled to the benefits provided in either Section 4.2 hereof if the Participant has attained his/her Normal Benefit Date or Section 4.3 hereof if the Participant has not attained his/her Normal Benefit Date, as the case may be); or (iv) the Participant dies (in which case the Participant’s Beneficiary or Beneficiaries shall be entitled to the Death Benefit provided for under Section 4.4(b) hereof).  Disability Benefits paid pursuant to this Section shall be treated as distributions from the Participant’s Account.  If Disability occurs during the Deferral Period elected in Paragraph 4 of his/her Agreement, further deferrals shall be waived by the Company during the period of Disability.

4.6           Alternate Disability Benefit. In the event a Participant is given notice by the Committee of his/her qualification for an Alternate Disability Benefit, he/she shall be eligible for the Alternate Disability Benefit, he/she shall be eligible for the Alternate Disability Benefit set forth below.  In the event of the Disability of the Participant prior to the Participant’s Termination of Service, which first manifests itself after the Participant’s Eligibility Date and prior to his/her sixty-fifth (65th) birthday, the Participant shall receive the monthly benefit stated in such notice.  The Alternate Disability Benefit shall be in lieu of the Disability Benefit provided for in Section 4.5 hereof.  During the period an Alternative Benefit remains payable, the Participant’s Account shall be maintained in accordance with Section 3.9 hereof.  Such benefit shall be paid until the earliest of the following events: (i) the Participant no longer has a Disability and resumes employment with the Company; (ii) the Participant no longer has a Disability and does not resume employment with the Company (in which case the Participant shall be entitled to the benefit provided for in either Section 4.2 hereof if the Participant has attained his/her Normal Benefit Date or Section 4.3 hereof if the Participant has not attained his/her Normal Benefit Date, as the case may be); (iii) the Participant attains age sixty-five (65) (in which case the Participant shall then be entitled to the Retirement Benefit provided for under Section 4.2 hereof); or (iv) the Participant dies (in which case the Participant’s Beneficiary shall be entitled to the Death Benefit provided for under Section 4.4(a) hereof).

In no event shall the Alternate Disability Benefit in any year exceed the lesser of (i) the maximum stated in the notice referred to in the first sentence of this Section, or (ii) the amount that when added to the Participant’s Group Long-Term Disability Benefits and his/her Primary Social Security Benefits equals eighty (80) percent of the Participant’s Adjusted Compensation.  Alternate Disability Benefits paid pursuant to this Section shall not be treated as distributions from the Participant’s Account.  If Disability occurs during the Deferral Period elected in Paragraph 4 of the Agreement, further deferrals shall be waived by the Company during the period of Disability.

4.7           Failure to Continue Participation.

(a)           In the event a Participant is given approval pursuant to Section 3.7 hereof to cease or decrease participation in the Plan, the Committee may in its discretion treat the Participant as having terminated participation in the Plan at the end of the first calendar year in which the amount stated in his/her Agreement has not been deposited, the effect of which would be to render him/her ineligible for any benefit described in Section 4.4, 4.5 or 4.6 hereof, provided, however, that if the Participant’s failure to continue participation in the Plan is due to the fact that he/she ceased to be a member of the class of employees eligible to participate in the Plan or because the Participant’s compensation has been materially reduced, as determined by the Committee, the Participant shall not be treated as having terminated participation in the Plan pursuant to this Section, provided, however, that the Participant’s Agreement shall be deemed to have been amended as of such date to reflect the reduction in his/her Total Expected Referral.

(b)           At such time that a Participant is transferred outside of the United States and is removed from the United States payroll of the Company, the Participant’s remaining Deposit Commitment, if any, shall be terminated and his/her Agreement shall be deemed to have been amended as of such date to reflect the reduction in his/her Deposit Commitment.  In such event, the Participant shall not be considered as having terminated participation in the Plan and shall remain eligible for the benefits provided for in the Plan.

4.8           Form of Benefit Payment.

(a)           Retirement Benefit.  Upon a Participant’s Normal Benefit Date, the Company shall make payments as the Retirement Benefit provided in Section 4.2 hereof from the Participant’s Account in one of the following forms, as elected by the Participant:

(i)                In annual or monthly installments commencing on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date and payable over a period not to exceed 30 years, as elected by the Participant; the amount of each installment to be calculated by the Company using such reasonable annuity payment calculation methods as the Company shall determine from time to time;

(ii)              In a single lump sum equal to the value of the Participant’s Account on the Valuation Date coincident with or next following the date of payment specified in his/her Agreement (which date shall be before the fifteenth (15th) anniversary of the Participant’s Normal Benefit Date;

(iii)              (A) in a single lump sum equal to a percentage, elected by the Participant, of the value of the Participant’s Account on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date, followed by (B) annual or monthly installments commencing on the next succeeding Valuation Date and payable over a period not to exceed thirty (30) years, as elected by the Participant; the amount of each installment to be calculated by the Company using such reasonable annuity payment calculation methods as the Company shall determine from time to time; or

(iv)              (A) annual or monthly installments commencing on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date and payable over a period not to exceed twenty-eight (28) years, as elected by the Participant, following by (B) a single lump sum equal to a percentage, elected by the Participant, of the value of the Participant’s Account on the Valuation Date coincident with or next following the Participant’s Normal Benefit Date; the amount of each installment to be calculated by the Company using such reasonable annuity payment calculation methods as the Company shall determine from time to time.

In the event that the Participant dies prior to the payment of all amounts credited to his/her Account, the remainder of the Account shall be paid to his/her Beneficiary either (1) at the same time and in the same manner as the Account would have been paid to the Participant had he/she lived, or (2) if elected by the Participant in a written instrument filed with the Committee prior to the Participant’s death or in such Participant’s will, in a lump sum on the Valuation Date coincident with or next following the date of the Participant’s death.  A Participant may at any time elect to change his/her election to any other election permitted under this clause (a).  Such request shall be made in a written instrument filed with the Committee.  Not more than three such changes of election may be made by any Participant.  Unless the Committee, in its sole and absolute discretion, shall determine otherwise, no such change of election shall be effective if the Termination of Service that constitutes the triggering event for distribution to such Participant has already occurred, or occurs within one (1) year of the date of such change of election; unless the Termination of Service is the result of the death or disability of a Participant who, at the time such election was made, did not in good faith expect to die or become disabled within the next year.

(b)                   Death Benefit.  The amount of any Death Benefit determined pursuant to Section 4.4 hereof shall be paid to the Participant’s Beneficiary in the same manner as elected by the Participant pursuant to clause (a) of this Section 4.8 with respect to Account balances.  In such an event, the value of the Participant’s Account as of the Valuation Date coincident with or next following the date of the Participant’s death shall be equal to the amount of the Death Benefit as determined pursuant to Section 4.4.  Until such Account is paid to the Beneficiary, the Account shall be maintained pursuant to Section 3.9 and shall be credited with interest at the Retirement Interest Yield as in effect from time to time; provided that the Account of a Participant who dies before his Normal Benefit Date shall be credited with interest at the Retirement Interest Yield as in effect from time to time, reduced by three (3) percentage points.

4.9           Withholding, Employment Taxes.  To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder.

4.10         Commencement of Payments.  All benefit payments shall be made as soon as practicable after the Valuation Date as of which the amount thereof is determined.  Neither the Company nor the Committee shall be liable for the payment or crediting of interest with respect to the period between the Valuation Date as of which a benefit is determined and the date such benefit is paid.

4.11         (Intentionally Omitted.)

4.12         Recipients of Payments; Designation of Beneficiary.  All payments to be made by the Company under the Plan shall be made to the Participant during his/her lifetime, provided that if the Participant dies prior to the completion of such payments or a payment is due as a result of his/her death, then all subsequent payments under the Plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 4.12.  Unless the Participant files a written notice of a different Beneficiary designation with the Committee, the Participant’s Beneficiary shall be the beneficiary or beneficiaries designated in the Company’s Basic Life Insurance Plan.  The Participant may designate a Beneficiary by filing a written notice of such designation with the Committee may include contingent beneficiaries.  The Participant may from time to time change the designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee.  (If a Participant interests hereunder would be subject to community property laws, the spouse of a Participant shall join in any designation of a Beneficiary or Beneficiaries other than the spouse.)  If no designation shall be in effect at the time when any benefits payable under the Plan shall become due, the Beneficiary shall be the legal representatives of the Participant’s estate.

V.            CLAIMS FOR BENEFITS PROCEDURE

5.1           Claim for Benefits.  Any claim for benefits under the Plan shall be made in writing to any member of the Committee.  If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim.  Such notice of denial shall be in writing and shall contain:

(a)           The specific reason or reasons for denial of the claim;

(b)           A reference to the relevant Plan provisions upon which the denial is based;

(c)           A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)           An explanation of the Plan’s claim review procedure.

If no such notice is provided, the claim shall be deemed granted.

5.2           Request for Review of a Denial of a Claim for Benefits.  Upon the receipt by the claimant of written notice of denial of the claim, the claimant may within ninety (90) days file a written request to the full Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee.  In connection with the claimant’s appeal of the denial of his/her claim, he/she may review relevant documents and may submit issues and comments in writing.

5.3           Decision Upon Review of Denial of Claim for Benefits.  The Committee shall promptly render a decision on the claim review within sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred twenty (120) days.  Such decision shall:

(a)           Include specific reasons for the decision;

(b)           Be written in a manner calculated to be understood by the claimant; and

(c)           Contain specific references to the relevant Plan provisions upon which the decision is based.

VI.           ADMINISTRATION

6.1           Plan Committee.  The Plan shall be administrated by the Committee appointed by the Board of Directors.  Members of the Committee or agents of the Committee may be Participants under the Plan.

6.2           General Rights, Powers, and Duties of the Committee.  The Committee shall be the fiduciary responsible for the management, operation, and administration of the Plan.  In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

(a)           To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

(b)           To administer the Plan in accordance with its terms and any rules and regulations it establishes;

(c)           To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

(d)           To construe and interpret the Plan and to resolve all questions arising under the Plan;

(e)           To direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

(f)            To employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be Participants in the Plan or be employed by or represent the Company; and

(g)           To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

6.3           Information to Be Furnished to Committee.  The Company shall furnish the Committee such data and information as it may require.  The records of the Company shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation or bonus reductions.  Participants and their Beneficiaries shall furnish to the Committee such evidence, data, or information, and execute such documents as the Committee requests.

6.4           Responsibility.  No member of the Committee or of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his/her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

VII.          AMENDMENT AND TERMINATION

7.1           Amendment.  The Plan may be amended in whole or in part by the Committee at any time.  Notice of any such amendment shall be given in writing to each Participant and each Beneficiary of a deceased Participant.  No amendment shall decrease the amount of a Participant’s Account.

7.2           Company’s Right to Terminate.  The Company reserves the right to terminate the Plan and/or the Agreement pertaining to any or all Participants at any time.  In the event of any such termination, (i) any Participant who is not then receiving benefits under Section 4.2, 4.3, 4.4, 4.5 or 4.6 hereof shall be entitled to a “Termination Benefit” under Section 4.3 hereof determined as though he/she had incurred a Termination of Service for reasons other than death or Disability on the date of Plan termination and (ii) any Participant (or Beneficiary) who is then receiving benefits under Section 4.2, 4.3, 4.4, 4.5 or 4.6 hereof shall in the sole discretion of the Committee, exercised on a Participant by Participant basis (or a Beneficiary by Beneficiary basis), be entitled to either (A) continue receiving benefits as if the Plan had not terminated or (B) receive a lump sum benefit equal to the value of the Participant’s Account determined as of the First Valuation Date coincident with or next following the date of such termination.  The benefits provided in this Section 7.2 shall be in lieu of all other benefits under the Plan (other than the benefits provided for under Section 8.10 hereof).

7.3           Early Withdrawal.

(a)           Upon the request of any Participant, including a Participant no longer serving as an employee of the Albany Group or as a director of the Company, or any Beneficiary of a deceased Participant designated pursuant to Section 4.8 hereof, a distribution of all or a portion of the value of the Participant’s Account shall be made at any time or times prior to the time at which he/she would have been entitled to receive such amount in accordance with an election pursuant to clause (a) of Section 4.8; provided that there shall be withheld from each such distribution an amount equal to ten percent (10%) of the amount requested to be distributed.  Such Participant or Beneficiary shall forever forfeit, relinquish and waive any right to receive any such withheld amounts, or any interest thereon.

(b)           Upon the request of any Participant who at the time is serving as an employee of the Albany Group or a director of the Company, a distribution of all or a portion of the value of the Participant’s Account shall be made at any time or times prior to the time at which he/she would have been entitled to receive such amount in accordance with an election pursuant to clause (a) of Section 4.8; provided that (i) there shall be withheld from any such distribution an amount equal to five percent (5%) of the amount requested to be distributed, and (ii) such Participant thereafter shall be precluded from deferring any subsequent compensation under any deferred compensation plan of the Company during the period of three years following the date of each such distribution.  In the event that such Participant’s service as an employee of the Albany Group or as a director of the Company is terminated by the Albany Group for cause, as determined by the Committee in its sole discretion, or voluntarily by such Participant, in either case during any such three year period, the Participant shall forever forfeit, relinquish and waive any right to receive the amount withheld from the withdrawal that triggered such period and any earnings thereon.  Any amount so withheld shall otherwise be distributed to such Participant upon termination of his/her service during such period for any other reason, or upon expiration of such three year period.  Interest on any such withheld amount shall continue to accrue in the manner described in Section 3.9 at the Retirement Interest Yield, as applicable from time to time, reduced by three (3) percentage points, until expiration of such three year period or until it is forfeited.

VIII.  MISCELLANEOUS

8.1           No Implied Rights; Rights on Termination of Service.  Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan.  Except as expressly provided in the Plan, the Company shall not be required or be liable to make any payment under the Plan.

8.2           No Right to Company Assets.  Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder.  No trust of any kind shall be created in connection with or by the execution or adoption of the Plan, and any benefits which become payable hereunder shall be paid from the general assets of the Company.  The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company.  Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

8.3           No Employment Rights.  Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of a Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.  Nothing herein shall be construed as fixing or regulating the compensation payable to the Participant.

8.4           Offset.  If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

8.5           Protective Provisions.  In the event of a Participant’s suicide during the first two (2) years of his/her participation or if the Participant makes any material misstatement or fails to make a material disclosure of information, then no benefits will be payable to the Participant under the Plan, or in the Company’s sole discretion, benefits may be payable in a reduced amount.

8.6           Non-assignability.  Neither a Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.7           Gender and Number.  Wherever appropriate herein, the masculine may mean the feminine and the singular may mean the plural or vice versa.

8.8           Notice.  Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Committee.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

8.9           Governing Laws.          The Plan shall be construed and administered according to the internal laws of the State of New York.

8.10         Participants Covered by Pension Plan.  If the benefits payable to or in respect of a Participant under the Pension Plan are reduced by reason of Deposits made hereunder derived from compensation reductions, then upon such Participant’s Termination of Service the Committee shall determine the excess of the actuarial present value of the benefit that would have been payable under the Pension Plan but for the fact that the Participant made such Deposits over the actuarial present value of the benefits actually payable under the Pension Plan.  In determining such actuarial present values the Committee shall use the actuarial assumptions set forth in the Pension Plan or, in the absence of any such assumptions specifically applicable to the computations, using such actuarial assumptions as the Committee may deem appropriate.  Upon the Participant’s Termination of Service, an amount equal to such excess shall be credited to the Participant’s Account (in the case of a Participant who dies and whose Beneficiary is entitled to a death benefit pursuant to Section 4.4(a), after the Account is increased to reflect the death benefit payable in Section 4.4(a)) to be maintained pursuant to Section 3.9 hereof and paid as part of his/her Account in the manner provided hereunder.

IN WITNESS WHEREOF, the Company has adopted the ALBANY INTERNATIONAL CORP. EXECUTIVE DEFERRED COMPENSATION PLAN as of September 1, 1985.

ALBANY INTERNATIONAL CORP.

By
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